Exhibit 10.1

Execution Version

COMMON UNIT PURCHASE AGREEMENT

by and among

SUNOCO LP

and

THE PURCHASERS NAMED ON SCHEDULE A HERETO

Schedule A — List of Purchasers and Commitment Amounts
Schedule B — Subsidiaries of the Partnership
Schedule C — List of Jurisdictions of Organization and Foreign Qualification
Schedule D — Subsidiaries of Susser Holdings Corporation

Exhibit A — Form of Registration Rights Agreement
Exhibit B — Form of Opinion of Latham & Watkins LLP
Exhibit C — Form of Lock-up Agreement
Exhibit D — Form of Commitment Letter

COMMON UNIT PURCHASE AGREEMENT

This COMMON UNIT PURCHASE AGREEMENT, dated as of November 15, 2015 (this “Agreement”), is by and among SUNOCO LP, a Delaware limited partnership (the “Partnership”), and each of the purchasers listed on Schedule A hereto (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Partnership has entered into that certain Contribution Agreement (the “Contribution Agreement”), dated as of November 15, 2015, by and among the Partnership, the General Partner, Sunoco, LLC, a Delaware limited liability company (“SLLC”), Sunoco, Inc., a Delaware corporation, ETP Retail Holdings LLC, a Delaware limited liability company (“ETP Retail”) and, solely with respect to limited provisions therein, Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), pursuant to which the Partnership will acquire from ETP Retail a 68.42% interest in SLLC and a 100% interest in Sunoco Retail LLC, a Delaware limited liability company, in exchange for aggregate consideration of approximately $2.2 billion in cash and approximately 5.7 million Common Units (as defined below) issued to ETP Retail (the “Acquisition”);

WHEREAS, in connection with the Acquisition, the Partnership will enter into that certain Commitment Letter (the “Commitment Letter”) with respect to a senior secured term loan credit facility, dated as of the date hereof, among the Partnership, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Compass Bank, Mizuho Bank, Ltd., TD Securities (USA) LLC and Toronto Dominion (Texas) LLC;

WHEREAS, in connection with the Acquisition, the Partnership will enter into an amendment (the “Revolving Credit Facility Amendment”) to the Revolving Credit Facility (as defined below), among the Partnership, the lenders party thereto and Bank of America, N.A., in its capacity as administrative agent and collateral agent;

WHEREAS, in connection with the Acquisition, in order to repay borrowings under the Revolving Credit Facility and fund general partnership purposes, the Partnership desires to sell to the Purchasers, and the Purchasers desire to purchase from the Partnership, certain Common Units, in accordance with the provisions of this Agreement, and the Partnership desires to sell to ETE, and ETE desires to purchase from the Partnership, certain Common Units, in accordance with the provisions of the ETE Purchase Agreement (as defined below); and

WHEREAS, at the Closing (as defined below) the Partnership and the Purchasers will enter into a registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which the Partnership will provide the Purchasers with certain registration rights with respect to the Common Units acquired pursuant hereto.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Partnership and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Acquisition” has the meaning set forth in the recitals.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Owned Units” has the meaning specified in Section 3.8.

“Aggregate Purchase Price” means the product of (i) the Common Unit Price (as adjusted by the Purchase Price Adjustment) multiplied by (ii) the aggregate number of Purchased Units purchased by the Purchasers.

“Agreement” has the meaning set forth in the introductory paragraph.

“Agreements and Instruments” has the meaning specified in Section 3.24.

“Business Day” means a day other than (i) a Saturday or Sunday or (ii) any day on which banks located in New York, New York, U.S.A. are authorized or obligated to close.

“Capital Account” has the meaning specified in the Partnership Agreement.

“Class A Units” has the meaning set forth in the Partnership Agreement.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Code” has the meaning specified in Section 3.34.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Letter” has the meaning set forth in the recitals.

“Common Unit Price” has the meaning specified in Section 2.1(b).

“Common Units” means common units representing limited partner interests in the Partnership.

“Contribution Agreement” has the meaning set forth in the recitals.

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Enforceability Exceptions” has the meaning specified in Section 3.14.

“Environmental Laws” has the meaning specified in Section 3.31.

“ERISA” has the meaning specified in Section 3.34.

“ETC M-A” has the meaning specified in Section 3.8.

“ETE” means Energy Transfer Equity, L.P., a Delaware limited partnership.

“ETE Purchase Agreement” means the purchase agreement entered into by and between the Partnership and ETE on November 15, 2015.

“ETP” has the meaning set forth in the recitals.

“ETP Holdco” has the meaning specified in Section 3.8.

“ETP Retail” has the meaning set forth in the recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Existing Registration Rights Agreements” means, collectively, (i) the Registration Rights Agreement, dated as of April 1, 2015, among the Partnership, Finance Corp., the subsidiary guarantors party thereto, ETP Retail, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Initial Purchasers named therein and (ii) the Registration Rights Agreement, dated as of July 20, 2015, among the Partnership, Finance Corp., the subsidiary guarantors party thereto and Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers named therein.

“FCPA” has the meaning specified in Section 3.41.

“Finance Corp.” has the meaning specified in Section 3.10.

“GAAP” means U.S. generally accepted accounting principles.

“General Partner” means Sunoco GP LLC, a Delaware limited liability company.

“General Partner Interest” has the meaning specified in Section 3.7.

“General Partner LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Sunoco GP LLC, dated as of September 25, 2012, as amended.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s property is located or that exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Partnership mean a Governmental Authority having jurisdiction over the Partnership, its Subsidiaries or any of their respective properties or assets.

“Governmental Licenses” has the meaning specified in Section 3.28.

“Hazardous Materials” has the meaning specified in Section 3.31.

“Heritage” has the meaning specified in Section 3.8.

“Incentive Distribution Rights” has the meaning set forth in the Partnership Agreement.

“Intellectual Property” has the meaning specified in Section 3.30.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person in a transaction intended to create a financing.

“MACS” has the meaning specified in Section 3.10.

“Material Adverse Effect” has the meaning specified in Section 3.4.

“Money Laundering Laws” has the meaning specified in Section 3.42.

“NYSE” means The New York Stock Exchange, Inc.

“Operating Company” has the meaning specified in Section 3.10.

“Operative Documents” means, collectively, this Agreement and the Registration Rights Agreement and any amendments, supplements, continuations or modifications thereto.

“Organizational Agreements” has the meaning specified in Section 3.10.

“Outstanding” has the meaning specified in the Partnership Agreement.

“Partnership” has the meaning set forth in the introductory paragraph.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Sunoco LP dated as of September 25, 2012, as amended.

“Partnership Entities” and each a “Partnership Entity” means the Partnership, the General Partner and the subsidiaries of the Partnership listed on Schedule B hereto.

“Partnership Related Parties” has the meaning specified in Section 6.2.

“PCAOB” has the meaning specified in Section 3.1.

“Per Unit Capital Amount” has the meaning specified in the Partnership Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other form of entity.

“Placement Agent” means Citigroup Global Markets Inc.

“Placement Agent Engagement Letter” means that certain Placement Agent Engagement Letter, dated as of November 10, 2015, between the Partnership and the Placement Agent.

“Plan” has the meaning specified in Section 3.34.

“Propco” has the meaning specified in Section 3.10.

“Purchase Price” means, with respect to a particular Purchaser, the amount set forth opposite such Purchaser’s name under the column titled “Commitment Amount” set forth on Schedule A hereto.

“Purchase Price Adjustment” means an amount equal to $2.50.

“Purchased Units” means, with respect to a particular Purchaser, the number of Common Units set forth opposite such Purchaser’s name under the column titled “Purchased Units” set forth on Schedule A hereto.

“Purchaser” and “Purchasers” have the meanings set forth in the introductory paragraph.

“Purchaser Related Parties” has the meaning specified in Section 6.1.

“Registration Rights Agreement” has the meaning set forth in the recitals.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Release” has the meaning specified in Section 3.31.

“Repayment Event” has the meaning specified in Section 3.24.

“Representatives” of any Person means the Affiliates, officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Revolving Credit Facility” means the Credit Agreement, dated as of September 25, 2014, among the Partnership, as borrower, Bank of America, N.A., as administrative agent, collateral agent, swingline lender and LC issuer, certain lenders party thereto and the other parties thereto, and any amendments thereto.

“Revolving Credit Facility Amendment” has the meaning set forth in the recitals.

“Sanctions” has the meaning specified in Section 3.43.

“SEC Reports” means the reports and statements filed by the Partnership since December 31, 2014 under the Exchange Act and registration statements filed by the Partnership since December 31, 2014 under the Securities Act (in the form that became effective), including all amendments, exhibits and schedules thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“SHC” has the meaning specified in Section 3.10.

“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“SLLC” has the meaning set forth in the recitals.

“Stripes” has the meaning specified in Section 3.8.

“Stripes 1009” has the meaning specified in Section 3.8.

“Subordinated Units” has the meaning set forth in the Partnership Agreement.

“Subsidiary” means, with respect to any Person, (A) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (B) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (C) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that SLLC shall be considered a Subsidiary for purposes of this Agreement.

“Subsidiary Organizational Documents” has the meaning specified in Section 3.10.

“Unrealized Gain” has the meaning specified in the Partnership Agreement.

“Walled Off Person” has the meaning specified in Section 4.12.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.1 Sale and Purchase.

(a) Subject to the terms and conditions hereof, the Partnership hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from the Partnership, its Purchased Units, and each Purchaser agrees, severally and not jointly, to pay the Partnership the Common Unit Price for each of its Purchased Units as set forth in paragraph (b) below. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and the failure or waiver of performance under this Agreement by any Purchaser does not excuse performance by any other Purchaser or by the Partnership with respect to the other Purchasers. It is expressly understood and agreed that each provision contained in this Agreement is between the Partnership and a Purchaser, solely, and not between the Partnership and the Purchasers collectively and not between and among the Purchasers.

(b) The amount per Common Unit each Purchaser will pay to the Partnership to purchase the Purchased Units hereunder shall be $31.00 (the “Common Unit Price”), as adjusted by Section 5.3(b).

Section 2.2 Closing. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place on December 3, 2015 or as mutually agreed otherwise by the parties following the satisfaction or waiver of the conditions set forth in Sections 2.3, 2.4 and 2.5 (other than those conditions that are by their terms to be satisfied at the Closing) (the date of such closing, the “Closing Date”) at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, or such other location as mutually agreed by the parties. The parties agree that the Closing may occur via delivery of facsimiles or photocopies of the Operative Documents and the closing deliverables contemplated hereby and thereby. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken or documents executed or delivered until all have been taken, executed or delivered.

Section 2.3 Mutual Conditions. The obligations of each party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a) No Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and

(b) There shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

Section 2.4 Each Purchaser’s Conditions. The obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing with respect to its Purchased Units, in whole or in part, to the extent permitted by applicable Law):

(a) The Partnership shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Partnership on or prior to the Closing Date;

(b) (i) The representations and warranties of the Partnership contained in this Agreement that are qualified by materiality or a Material Adverse Effect shall be true and correct when made and as of the Closing Date and (ii) all other representations and warranties of the Partnership shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

(c) The NYSE shall have authorized, upon official notice of issuance, the listing of the Purchased Units;

(d) No notice of delisting from the NYSE shall have been received by the Partnership with respect to the Common Units;

(e) The Common Units shall not have been suspended by the Commission or the NYSE from trading on the NYSE nor shall suspension by the Commission or the NYSE have been threatened in writing by the Commission or the NYSE;

(f) No Material Adverse Effect shall have occurred and be continuing;

(g) The Partnership shall have received an Aggregate Purchase Price of not less than $685.5 million under this Agreement and shall have entered into the ETE Purchase Agreement providing for the issuance and sale of Common Units to ETE or one of its Subsidiaries for aggregate proceeds of at least $64.5 million that will be funded at the closing of the Acquisition.

(h) The ETE Purchase Agreement shall remain in full force and effect without amendment or supplement materially decreasing the amount or altering the form of the consideration, increasing the number of Common Units to be issued thereunder, materially decreasing the rights of the Partnership thereunder or materially increasing the obligations of the Partnership thereunder, and the Partnership shall not have waived any of the obligations of the other parties to the ETE Purchase Agreement in any material respect;

(i) The Revolving Credit Facility Amendment (i) shall amend Section 7.01 and Section 7.02 of the Revolving Credit Facility to permit the Partnership to incur the indebtedness described in the Commitment Letter, (ii) shall amend Section 7.12 of the Revolving Credit Facility to provide that for at least twelve months after the date of the Acquisition, when tested on each Quarterly Testing Date (as defined in the Revolving Credit Facility), the Partnership’s Leverage Ratio (as defined in the Revolving Credit Facility) will not exceed 6.25 to 1.00, (iii) other than as described in this section, shall not amend the Revolving Credit Facility in any material respect other than in order to permit the Transactions (as such term is defined in the Commitment Letter) and (iv) shall have been duly executed by the parties thereto and be in full force and effect;

(j) The Commitment Letter shall have been duly executed by the parties thereto in substantially the form attached as Exhibit D;

(k) The Contribution Agreement shall remain in full force and effect without amendment or supplement materially increasing the amount or altering the form of the consideration, materially altering the assets to be contributed thereunder, materially decreasing the rights of the Partnership thereunder or materially increasing the obligations of the Partnership thereunder, and the Partnership shall not have waived any of the obligations of the other parties to the Contribution Agreement in any material respect; and

(l) The Partnership shall have delivered, or caused to be delivered, to the Purchasers at the Closing, the Partnership’s closing deliveries described in Section 2.6.

Section 2.5 The Partnership’s Conditions. The obligation of the Partnership to consummate the issuance and sale of the Purchased Units to a Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to such Purchaser (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):

(a) Such Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by such Purchaser on or prior to the Closing Date;

(b) The representations and warranties of such Purchaser contained in this Agreement that are qualified by materiality shall be true and correct when made and as of the Closing Date and all other representations and warranties of such Purchaser shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations of such Purchaser made as of a specific date shall be required to be true and correct as of such date only); and

(c) Such Purchaser shall have delivered, or caused to be delivered, to the Partnership at the Closing such Purchaser’s closing deliveries described in Section 2.7.

Section 2.6 Partnership Deliveries. At the Closing, subject to the terms and conditions hereof, the Partnership will deliver, or cause to be delivered, to each Purchaser:

(a) evidence of the Purchased Units credited to book-entry accounts maintained by the transfer agent of the Partnership, bearing the legend or restrictive notation set forth in Section 4.9, free and clear of all Liens, other than transfer restrictions under the Partnership Agreement and applicable federal and state securities laws;

(b) the Registration Rights Agreement in the form attached to this Agreement as Exhibit A, which shall have been duly executed by the Partnership;

(c) A certificate of the Secretary of State of the State of Delaware, dated a recent date, to the effect that each of the Partnership Entities is in good standing;

(d) An opinion addressed to the Purchasers from Latham & Watkins LLP, legal counsel to the Partnership, dated as of the Closing, in the form and substance attached hereto as Exhibit B;

(e) A certificate, dated the Closing Date and signed by the President and Chief Executive Officer of the General Partner, on behalf of the Partnership, in his capacity as such, stating that:

(i) The Partnership has performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Partnership on or prior to the Closing Date;

(ii) The representations and warranties of the Partnership contained in this Agreement that are qualified by materiality or Material Adverse Effect are true and correct as of the Closing Date and all other representations and warranties of the Partnership are, individually and in the aggregate, true and correct in all material respects as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only); and

(iii) Such officer is not aware of any information that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Acquisition or the other transactions contemplated by the Contribution Agreement.

(f) A certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of the Partnership, certifying as to (1) the Certificate of Limited Partnership of the Partnership and the Partnership Agreement, (2) board resolutions authorizing the execution and delivery of the Operative Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units, and (3) its incumbent officers authorized to execute the Operative Documents, setting forth the name and title and bearing the signatures of such officers;

(g) A receipt, dated the Closing Date, executed by the Partnership to the effect that the Partnership has received the Aggregate Purchase Price with respect to the Purchased Units issued and sold to the Purchasers; and

(h) The “lock-up” agreements, each substantially in the form of Exhibit C hereto, between the Placement Agent and (i) Partnership, (ii) each of the officers and directors of the Partnership and (iii) each of ETP Holdco, Heritage, ETC M-A and ETP Retail, in each case as defined below, related to sales and certain other dispositions of Common Units or certain other securities, shall be in full force and effect on the Closing Date.

Section 2.7 Purchaser Deliveries. At the Closing, subject to the terms and conditions hereof, each Purchaser will deliver, or cause to be delivered, to the Partnership:

(a) Payment to the Partnership of the Purchase Price set forth opposite such Purchaser’s name under the column titled “Commitment Amount” on Schedule A hereto by wire transfer of immediately available funds to an account designated by the Partnership in writing at least two Business Days prior to the Closing Date; provided that such delivery shall be required only after delivery of the Purchased Units as set forth in Section 2.6(a); and

(b) The Registration Rights Agreement in the form attached to this Agreement as Exhibit A, which shall have been duly executed by such Purchaser.

Section 2.8 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Operative Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Operative Document. The failure or waiver of performance under any Operative Document by any Purchaser does not excuse performance by any other Purchaser or by the Partnership with respect to the other Purchasers. It is expressly understood and agreed that each provision contained in the Operative Documents is between the Partnership and a Purchaser, solely, and not between the Partnership and the Purchasers collectively and not between and among the Purchasers. Nothing contained herein or in any other Operative Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group for purposes of Section 13(d) of the Exchange Act or otherwise with respect to such obligations or the transactions contemplated by the Operative Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Operative Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to each Purchaser as follows:

Section 3.1 Independent Registered Public Accounting Firms. Ernst & Young LLP, who has certified certain financial statements and supporting schedules included in the SEC Reports, is an independent registered public accounting firm with respect to the Partnership as required by the Securities Act and the Public Company Accounting Oversight Board (the

“PCAOB”) and has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. Grant Thornton LLP is an independent registered public accounting firm with respect to the Partnership as required by the Securities Act and the PCAOB and has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.2 Financial Statements; Non-GAAP Financial Measures. The historical financial statements of the Partnership and its Subsidiaries (including the related schedules and notes) included in the SEC Reports, including any financial statements of Subsidiaries filed pursuant to Section 3-05 of Regulation S-X, present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby and on the basis stated therein, as of the dates and for the periods indicated; such financial statements comply as to form with the applicable accounting requirements of Regulation S-X under the Securities Act and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein. All disclosures contained in such financial statements regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable.

Section 3.3 Forward-Looking Statements and Supporting Information. Each of the forward-looking statements made by the Partnership included in the SEC Reports or other materials distributed to the Purchasers was made with a reasonable basis and in good faith.

Section 3.4 No Material Adverse Change in Business. Except as otherwise disclosed in the SEC Reports, (A) there has been no material adverse change, or any development that could reasonably be expected to (1) result in a material adverse change in the condition, financial or otherwise, or in the earnings, properties, business, operations or business prospects of the Partnership Entities, whether or not arising in the ordinary course of business, or (2) materially and adversely affect the ability of the Partnership to perform its obligations pursuant to this Agreement (each such change, a “Material Adverse Effect”), (B) there have been no transactions entered into by any of the Partnership Entities, other than those in the ordinary course of business, which are material with respect to the Partnership Entities, considered as one enterprise, (C) there have been no liabilities or obligations, direct or contingent, incurred by any of the Partnership Entities that are material to the Partnership Entities taken as a whole, (D) there has been no change in the capitalization, short-term debt or long-term debt of the Partnership Entities and (E) there has been no dividend or distribution of any kind declared, paid or made by the Partnership Entities on any class of equity securities.

Section 3.5 Formation and Good Standing of Partnership Entities. Each of the Partnership Entities has been duly incorporated or formed, as the case may be, and is validly existing as a limited partnership, limited liability company or corporation, as the case may be, and is in good standing under the laws of its jurisdiction of organization or incorporation, as the case may be (as set forth on Schedule C hereto), and has all limited partnership, limited liability company or corporate power and authority, as the case may be, necessary to own, lease and operate its properties and to conduct its business as described in the SEC Reports. Each of the Partnership Entities is duly qualified as a foreign limited partnership, limited liability company or corporation, as applicable, to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business (as set forth on Schedule C hereto), except for any failures to be so qualified or in good standing that would not result in a Material Adverse Effect. Schedule C hereto accurately sets forth the jurisdiction of organization and each jurisdiction of foreign qualification for each of the Partnership Entities.

Section 3.6 Ownership of the General Partner. ETE, as the sole member of the General Partner, directly owns 100% of the issued and outstanding membership interests in the General Partner; such membership interests have been duly authorized and validly issued in accordance with the General Partner LLC Agreement and are fully paid (to the extent required by the General Partner LLC Agreement) and non-assessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Delaware LLC Act); and ETE owns such membership interests free and clear of all Liens, except for Liens pursuant to ETE’s revolving credit facility, term loans and senior notes.

Section 3.7 Ownership of the General Partner Interest in the Partnership. The General Partner is, and after giving effect to the transactions contemplated herein, will be, the sole general partner of the Partnership, with a non-economic general partner interest in the Partnership (the “General Partner Interest”). The General Partner Interest has been duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns the General Partner Interest free and clear of all Liens.

Section 3.8 Affiliate Ownership of Units. As of the date hereof, ETP Holdco Corporation, a Delaware corporation (“ETP Holdco”), owns 12,573,225 Common Units and 6,235,478 Subordinated Units, Heritage Holdings, Inc., a Delaware corporation (“Heritage”), owns 9,485,063 Common Units and 4,703,958 Subordinated Units, ETC M-A Acquisition LLC, a Delaware limited liability company (“ETC M-A”), owns 3,983,540 Common Units, ETP Retail Holdings, LLC, a Delaware limited liability company (“ETP Retail”), owns 795,482 Common Units, Stripes LLC, a Texas limited liability company (“Stripes”), owns 5,549,026 Class A Units and Stripes No. 1009 LLC, a Texas limited liability company (“Stripes 1009”), owns 5,469,718 Class A Units (such Common Units, Subordinated Units and Class A Units being collectively referred to herein as the “Affiliate Owned Units”); the Affiliate Owned Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required by the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17¬607 and 17-804 of the Delaware LP Act); and ETP Holdco, Heritage, ETC M-A, ETP Retail, Stripes and Stripes 1009 own their respective Affiliate Owned Units free and clear of all Liens.

Section 3.9 Ownership of the Incentive Distribution Rights. ETE is the record holder of all of the Incentive Distribution Rights; such Incentive Distribution Rights have been duly authorized and validly issued in accordance with the Partnership Agreement, and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and ETE owns the Incentive Distribution Rights free and clear of all Liens.

Section 3.10 Ownership of Subsidiaries. The Partnership is the owner of 100% of the issued and outstanding shares of capital stock in Sunoco Finance Corp., a Delaware corporation (“Finance Corp.”), and 100% of the issued and outstanding membership interests in the Susser Petroleum Operating Company LLC, a Delaware limited liability company (the “Operating Company”); the Operating Company is the owner of 31.58% of the issued and outstanding membership interests in SLLC, 100% of the issued and outstanding membership interests in Sunoco Energy Services LLC, a Texas limited liability company, 100% of the issued and outstanding membership interests in Southside Oil, LLC, a Virginia limited liability company, 100% of the issued and outstanding membership interests in Aloha Petroleum LLC, a Delaware limited liability company, and 100% of the issued and outstanding membership interests in Susser Petroleum Property Company LLC, a Delaware limited liability company (“Propco”); Propco is the owner of (i) 100% of the issued and outstanding membership interests in Mid-Atlantic Convenience Stores, LLC, a Delaware limited liability company (“MACS”), (ii) 100% of the issued and outstanding shares of capital stock of Aloha Petroleum, Ltd., a Hawaii corporation and (iii) 100% of the issued and outstanding shares of capital stock of Susser Holdings Corporation, a Delaware corporation (“SHC”); MACS is the owner of 100% of the issued and outstanding membership interests in MACS Retail LLC, a Virginia limited liability company; and SHC is the direct or indirect owner of each of the entities listed on Schedule D hereto. Such shares of capital stock and membership interests, as applicable, have been duly authorized and validly issued in accordance with the certificate of incorporation and the certificate of formation, as applicable, of each Subsidiary and the bylaws and the limited liability company agreement, as applicable, of each Subsidiary (together, the “Subsidiary Organizational Documents”) and are fully paid (to the extent required by the applicable Subsidiary Organizational Documents) and non-assessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Delaware LLC Act or the equivalent provisions of the statute governing the organization of such Subsidiary in the jurisdiction of such Subsidiary’s formation); and the Partnership, the Operating Company, Propco, MACS and SHC, as the case may be, own such shares of capital stock and membership interests, as applicable, free and clear of all Liens, other than Liens created pursuant to the Revolving Credit Facility. The GP LLC Agreement, the Partnership Agreement and the Subsidiary Organizational Documents are referred to collectively herein as the “Organizational Agreements” and each, individually, as an “Organizational Agreement.”

Section 3.11 No Other Subsidiaries. None of the Partnership Entities owns or, at the Closing Date will own, directly or indirectly, an equity interest in, or long-term debt securities of, any corporation, partnership, limited liability company, joint venture, association or other entity, other than another Partnership Entity.

Section 3.12 No Restrictions on Subsidiaries. None of the Subsidiaries is, or at the Closing Date will be, prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Partnership, from making any other distribution on such Subsidiary’s equity securities held directly or indirectly by the Partnership, from repaying to the Partnership any loans or advances to such Subsidiary from the Partnership or from transferring any of such Subsidiary’s properties or assets to the Partnership or any other Subsidiary of the Partnership, except as set forth in the Revolving Credit Facility.

Section 3.13 Authority. Each of the Partnership and the General Partner has the full limited partnership or limited liability company right, power and authority, as the case may be, necessary (A) to execute and deliver this Agreement and, in the case of the Partnership, to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by the Partnership of this Agreement and the consummation by the Partnership of the transactions contemplated by such Agreement has been duly and validly taken, (B) in the case of the Partnership, to issue, sell and deliver the Purchased Units and (C) in the case of the General Partner, to act as the general partner of the Partnership.

Section 3.14 Authorization, Execution and Delivery of Agreement. This Agreement has been duly authorized and validly, executed and delivered by or on behalf of the Partnership and constitutes a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms; provided that the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles (whether considered in a proceeding at law or in equity) relating to enforceability and (B) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing (collectively, the “Enforceability Exceptions”).

Section 3.15 Authorization, Execution and Delivery of the Registration Rights Agreement. On the Closing Date, the Registration Rights Agreement will have been duly authorized and validly executed and delivered by the Partnership and will be a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms, provided that the enforceability thereof may be limited by the Enforceability Exceptions.

Section 3.16 Authorization of the Contribution Agreement. On the Closing Date, the Contribution Agreement will have been duly authorized and validly executed and delivered by the Partnership Entities party thereto and will constitute a valid and binding agreement, enforceable against the Partnership Entities party thereto in accordance with its terms; provided that the enforceability thereof may be limited by the Enforceability Exceptions. Prior to the execution and delivery hereof by the Purchasers, the Partnership has provided the Purchasers with a draft of the Contribution Agreement (other than exhibits and schedules, except to the extent they will be filed with the Commission within four Business Days of the date hereof).

Section 3.17 Authorization, Execution, Delivery and Enforceability of Certain Agreements. Each of the Organizational Agreements of the Partnership and the General Partner have been duly authorized and validly executed and delivered by the parties thereto and are valid and legally binding agreements of such parties thereto, enforceable against the parties thereto in accordance with their respective terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by the Enforceability Exceptions.

Section 3.18 Authorization of Common Units. The Common Units to be purchased by the Purchasers from the Partnership, and the limited partner interests represented thereby, have been duly authorized for issuance and sale to the Purchasers pursuant to this Agreement and, when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware LP Act).

Section 3.19 Authorization of Contribution Equity Consideration. The Common Units to be issued by the Partnership pursuant to the Contribution Agreement, and the limited partner interests represented thereby, have been duly authorized and, when issued and delivered in accordance with the terms of the Partnership Agreement and the Contribution Agreement as consideration therefor as provided therein, will be fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware LP Act).

Section 3.20 Authorization of Common Units to be Purchased by ETE. The Common Units to be issued by the Partnership pursuant to the ETE Purchase Agreement, and the limited partner interests represented thereby, have been duly authorized and, when issued and delivered in accordance with the terms of the Partnership Agreement and the ETE Purchase Agreement as consideration therefor as provided therein, will be fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware LP Act).

Section 3.21 Purchased Units. On the Closing Date, the Purchased Units shall have those rights, preferences, privileges and restrictions governing the Common Units as set forth in the Partnership Agreement.

Section 3.22 Capitalization of the Partnership. As of the date hereof, the issued and outstanding partnership interests of the Partnership consist of (i) 52,373,639 Common Units, 10,939,436 Subordinated Units, 11,018,744 Class A Units and the Incentive Distribution Rights, which are the only limited partner interests of the Partnership issued and outstanding (other than limited partner interests issued under the Partnership’s Long-Term Incentive Plan), and (ii) the General Partner Interest; all of such Common Units have been duly authorized and validly issued pursuant to the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

Section 3.23 No Option or Preemptive Rights of Common Units; No Registration Rights. Except as (A) provided in the Amended and Restated Operating Agreement of SLLC, (B) provided to the General Partner in the Partnership Agreement, or (C) contemplated by this Agreement, the Existing Registration Rights Agreements and the Registration Rights Agreement, there are no options, warrants, preemptive rights, rights of first refusal or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities of any of the Partnership Entities, in each case pursuant to any Organizational Agreement or any other agreement or other instrument to which any such Partnership Entity is a party or by which any such Partnership Entity may be bound. Except as contemplated by this

Agreement, the Existing Registration Rights Agreements and the Registration Rights Agreement or pursuant to the Partnership Agreement, there are no contracts, agreements or understandings between any of the Partnership and any Person granting such Person the right to require the Partnership to file a registration statement under the Securities Act with respect to any equity securities of the Partnership owned or to be owned by such Person or to require the Partnership to include such equity securities in the Registration Statement or in any other registration statement filed by or required to be filed by the Partnership under the Securities Act. Neither the filing of the Registration Statement pursuant to the Registration Rights Agreement nor the offering, issuance or sale of the Purchased Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership.

Section 3.24 Absence of Violations, Defaults and Conflicts. None of the Partnership Entities is (A) in violation of its Organizational Agreements, (B) in violation, breach or default, and no event has occurred that, with notice or lapse of time or both, would constitute such a violation or breach of, or default under, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which any of the Partnership Entities is or, on the Closing Date, will be, a party or by which it or any of them may be bound or to which any of the properties or assets of any of the Partnership Entities is subject (collectively, “Agreements and Instruments”), except for any such violations, breaches and defaults that would not, singly or in the aggregate, result in a Material Adverse Effect, or (C) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Authority, except for any such violations that would not, singly or in the aggregate, result in a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and the consummation of transactions contemplated in the Contribution Agreement do not and will not, whether with or without the giving of notice or passage of time or both, constitute a breach or violation of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any Lien upon any properties or assets of any of the Partnership Entities pursuant to, the Agreements and Instruments (except for any such violations, breaches, defaults, Repayment Events or Liens, that would not, singly or in the aggregate, result in a Material Adverse Effect and other than Liens created pursuant to the Revolving Credit Facility), nor will such action result in (x) any violation of the provisions of the Organizational Agreements of any of the Partnership Entities or (y) any violation of any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Authority, except in the case of clause (y), for any such violations that would not, singly or in the aggregate, result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by any of the Partnership Entities.

Section 3.25 No Labor Dispute. No labor dispute with the employees of any of the Partnership Entities engaged in the business of the Partnership Entities exists or, to the knowledge of the Partnership Entities, is threatened or imminent, which, in any case, would result in a Material Adverse Effect.

Section 3.26 Litigation. There are no legal or governmental proceedings pending to which any of the Partnership Entities is a party or to which any property or assets of the Partnership Entities is the subject that could reasonably be expected to have a Material Adverse Effect; and to the knowledge of the Partnership Entities, no such proceedings are threatened or contemplated by any Governmental Authority or by others.

Section 3.27 Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Authority is necessary or required for the performance by any of the Partnership Entities of its obligations hereunder, in connection with the offering, issuance or sale of the Purchased Units hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required under the Securities Act, the rules of the NYSE, state securities laws or the rules of Financial Industry Regulatory Authority, Inc.

Section 3.28 Possession of Licenses and Permits. Each of the Partnership Entities possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Authorities necessary to conduct the business now operated by them, except for any failures to possess a Governmental License that would not, singly or in the aggregate, result in a Material Adverse Effect. Each of the Partnership Entities is in compliance with the terms and conditions of all Governmental Licenses, except for any failures to comply that would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except for any failures of such Governmental Licenses to be in full force and effect that would not, singly or in the aggregate, result in a Material Adverse Effect. None of the Partnership Entities has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

Section 3.29 Title to Property. The Partnership Entities have good and marketable title to all real property owned by them and good title to all other property owned by them, in each case, free and clear of all Liens, except such as do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Partnership Entities; and all of the leases and subleases material to the business of the Partnership Entities, considered as one enterprise, are in full force and effect, and none of the Partnership Entities has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of any of the Partnership Entities under any of the leases or subleases mentioned above, or affecting or questioning the rights of any such Partnership Entity to the continued possession of the leased or subleased premises under any such lease or sublease.

Section 3.30 Possession of Intellectual Property. The Partnership Entities own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and none of the Partnership Entities has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Partnership Entities therein, and which infringements or conflicts (if the subject of any unfavorable decision, ruling or finding) or invalidities or inadequacies, singly or in the aggregate, would result in a Material Adverse Effect.

Section 3.31 Environmental Laws. Except as disclosed in the SEC Reports or would not, singly or in the aggregate, result in a Material Adverse Effect, (A) none of the Partnership Entities is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the Release (defined below) or threatened Release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Partnership Entities have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against any of the Partnership Entities and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Authority, against or affecting any of the Partnership Entities relating to Hazardous Materials or any Environmental Laws. The term “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment, or in, into from or through any building or structure.

Section 3.32 Hazardous Materials. Except as disclosed in the SEC Reports, there has been no storage, generation, transportation, use, handling, treatment, Release or threat of Release of Hazardous Materials by, relating to or caused by any of the Partnership Entities (or, to the knowledge of the Partnership Entities, any other entity (including any predecessor) for whose acts or omissions any of the Partnership Entities is or could reasonably be expected to be liable) at, on, under or from any property or facility now or previously owned, operated or leased by any of the Partnership Entities, or at, on, under or from any other property or facility, in violation of any Environmental Laws or in a manner or amount or to a location that could reasonably be expected to result in any liability under any Environmental Law, except for any violations or liabilities that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.33 Review of Environmental Laws. In the ordinary course of its business, the Partnership Entities conduct a periodic review of the effect of Environmental Laws on the business, operations and properties of the Partnership Entities, in the course of which they identified and evaluated associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Partnership Entities have concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as disclosed in or contemplated in the SEC Reports.

Section 3.34 Compliance with ERISA. (A) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Partnership or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code (the “Code”)) would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except for any instances of noncompliance that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (B) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption, that would result in a Material Adverse Effect; (C) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, as applicable, has been satisfied (without taking into account any waiver thereof or extension of any amortization period) and is reasonably expected to be satisfied in the future (without taking into account any waiver thereof or extension of any amortization period); (D) the fair market value of the assets of each Plan that is subject to Title IV of ERISA (other than a “multiemployer plan”) exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (E) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur that either has resulted, or would result, in a Material Adverse Effect; (F) neither the Partnership nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA); and (G) there is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or any foreign regulatory agency with respect to any Plan that would result in a Material Adverse Effect. Neither of the following events has occurred or is reasonably likely to occur: (1) an increase in the aggregate amount of contributions required to be made to all Plans by the Partnership Entities in the Partnership’s current fiscal year compared to the amount of such contributions made in the Partnership’s most recently completed fiscal year that is expected to result in a Material Adverse Effect; or (2) an increase in the Partnership Entities’ “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) compared to the amount of such obligations in the Partnership’s most recently completed fiscal year that is expected to result in a Material Adverse Effect.

Section 3.35 Accounting Controls and Disclosure Controls. The Partnership maintains effective internal control over financial reporting (as defined under Rule 13a-15 and

15d-15 under the Exchange Act) and a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Reports is accurate. As of the date hereof, (1) since the end of the Partnership’s most recent audited fiscal year, there has been (i) no material weakness in the Partnership’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Partnership’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Partnership’s internal control over financial reporting, and (2) the Partnership is not aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

The Partnership maintains an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that information required to be disclosed by the Partnership in the reports that it files or submits, or will file or submit, under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, and that all such information is accumulated and communicated to the Partnership’s management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate, to allow timely decisions regarding disclosure. Such disclosure controls and procedures are effective in all material respects to perform the functions for which they are established to the extent required by Rule 13a-15 of the Exchange Act.

Section 3.36 Compliance with Sarbanes-Oxley Act of 2002. There is and has been no failure on the part of the Partnership or, to the knowledge of the Partnership, any of the General Partner’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 or the rules and regulations promulgated in connection therewith or the rules of the NYSE, in each case that are effective and applicable to the Partnership.

Section 3.37 Tax Returns. Each of the Partnership Entities has filed (or has obtained extensions with respect to filing) all foreign, federal, state and local tax returns (including, without limitation, any information returns, statements, forms, filings and reports) that are required to be filed through the date hereof, except in any case in which the failure so to file would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect, and has timely paid all taxes (including, without limitation, any estimated taxes) required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, other than (a) those that are currently being contested in good faith by appropriate actions and for which adequate reserves have been established or (b) those which, if not paid, would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and, to the knowledge of the Partnership, no tax deficiencies have been or could reasonably be expected to be asserted against the Partnership that could, in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 3.38 Insurance. The Partnership Entities carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. No Partnership Entity has any reason to believe that it will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect. None of the Partnership Entities has been denied any insurance coverage which it has sought or for which it has applied.

Section 3.39 Investment Company Act. None of the Partnership Entities is required, and as of the Closing Date after giving effect to the offer and sale of the Purchased Units and the application of the proceeds therefrom, none of the Partnership Entities will be required, to register as an “investment company” under the Investment Company Act of 1940.

Section 3.40 Absence of Price Manipulation. None of the Partnership Entities has taken, nor will any of the Partnership Entities take, directly or indirectly, any action which is designed, or would be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Purchased Units or a violation of Regulation M under the Exchange Act.

Section 3.41 Foreign Corrupt Practices Act. No Partnership Entity nor, to the knowledge of the Partnership Entities, any director, officer, agent, employee, affiliate or other person acting on behalf of or providing services to any Partnership Entity, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Partnership Entities and, to the knowledge of the Partnership Entities, their affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 3.42 Money Laundering Laws. The operations of each of the Partnership Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Authority involving any of the Partnership Entities with respect to the Money Laundering Laws is pending or, to the knowledge of the Partnership Entities, threatened.

Section 3.43 OFAC. None of the Partnership Entities nor, to the knowledge of the Partnership Entities, any director, officer, agent, employee, affiliate, representative or other person acting on behalf of or providing services to any Partnership Entity, is a Person currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the United Nations Security Council (UNSC), the European Union, Her Majesty’s Treasury (HMT), or other relevant sanctions authority (collectively, “Sanctions”), nor is any Partnership Entity located, organized or resident in a country or territory that is the subject of Sanctions; and no Partnership Entity will directly or indirectly use the proceeds of the sale of the Purchased Units, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

Section 3.44 No Broker’s Fees. Other than as described in the Placement Agent Engagement Letter, none of the Partnership Entities or any of their respective Subsidiaries is a party to any contract, agreement or understanding with any Person (other than this Agreement) that would give rise to a valid claim against the Partnership Entities or any Placement Agent for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Purchased Units.

Section 3.45 No Registration. Assuming the accuracy of the representations and warranties of each Purchaser contained in Section 4.6 and Section 4.7, the issuance and sale of the Purchased Units pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Partnership nor, to the knowledge of the Partnership, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.46 Periodic Reports. The SEC Reports have been filed with the Commission on a timely basis. The SEC Reports, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent SEC Report) (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (B) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

Section 3.47 No Integration. The Partnership has not sold or issued any securities that would be integrated with the offering and sale of the Purchased Units contemplated by this Agreement pursuant to the Securities Act, the rules and regulations thereunder or the interpretations thereof by the Commission.

Section 3.48 NYSE Listing of Purchased Units. As of the Closing Date, the Purchased Units will be approved for listing, subject to official notice of issuance and evidence of satisfactory distribution, on the NYSE.

Section 3.49 MLP Status. The Partnership is properly treated as a partnership for United States federal income tax purposes and more than 90% of the Partnership’s current gross income is qualifying income under Section 7704(d) of the Code.

Section 3.50 Placement Agent Reliance. The Partnership acknowledges that the Placement Agent may rely upon the representations and warranties made by the Partnership to each Purchaser in this Agreement.

Section 3.51 No Side Agreements. There are no agreements by, among or between any of the Partnership Entities, on the one hand, and any Purchaser or any of their Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Operative Documents or the Placement Agent Engagement Letter, nor promises or inducements for future transactions between or among any of such parties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants to the Partnership that:

Section 4.1 Existence. Such Purchaser is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization, with all requisite power and authority to own, lease, use and operate its properties and to conduct its business as currently conducted, except where the failure to have such power or authority would not prevent the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement.

Section 4.2 Authorization, Enforceability. Such Purchaser has all necessary corporate, limited liability company or partnership power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated thereby, and the execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement has been duly authorized by all necessary action on the part of such Purchaser; and this Agreement and the Registration Rights Agreement constitute the legal, valid and binding obligations of such Purchaser, enforceable in accordance with their terms, subject to the Enforceability Exceptions.

Section 4.3 No Breach. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (B) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, or (C)

violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the cases of clauses (A) and (C), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement.

Section 4.4 Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transaction contemplated by this Agreement. Such Purchaser agrees that it will indemnify and hold harmless the Partnership from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.5 No Side Agreements. There are no other agreements by, among or between such Purchaser and any of its Affiliates, on the one hand, and the Partnership or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Operative Documents nor promises or inducements for future transactions between or among any of such parties.

Section 4.6 Investment. The Purchased Units are being acquired for such Purchaser’s own account, the account of its Affiliates or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser hereby represents and warrants are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Units or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Units under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Units, such Purchaser understands and agrees (A) that it may do so only (i) in compliance with the Securities Act and applicable state securities Law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (B) that stop-transfer instructions to that effect will be in effect with respect to such securities. Notwithstanding the foregoing, each Purchaser may at any time enter into one or more over-the-counter transactions with respect to such Purchaser’s Purchased Units with a third party, provided that such transactions referencing the Common Units are exempt from registration under the Securities Act.

Section 4.7 Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, the Partnership that, (A) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (B) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.8 Restricted Securities. Such Purchaser understands that the Purchased Units are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Partnership in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may not be resold absent registration under the Securities Act or an exemption therefrom. In this connection, such Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

Section 4.9 Legend. Such Purchaser understands that the book entry evidencing the Purchased Units will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). These securities may not be sold or offered for sale except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”

Section 4.10 Company Information. Such Purchaser acknowledges and agrees that the Company has provided or made available to such Purchaser (through EDGAR, the Company’s website or otherwise) all SEC Reports, as well as all press releases or investor presentations issued by the Company through the date of this Agreement that are included in a filing by the Company on Form 8-K or clearly posted on the Company’s website.

Section 4.11 Placement Agent Reliance. Such Purchaser agrees that the Placement Agent may rely upon the representations and warranties made by such Purchaser to the Company in this Agreement. In addition, such Purchaser acknowledges that the Placement Agent has not made any representations, declarations or warranties to such Purchaser regarding the Partnership or its offering of the Common Units. Such Purchaser further acknowledges and agrees that the Placement Agent has not offered to sell, or solicited an offer to buy, any of the Common Units, which such Purchaser proposes to acquire from the Partnership.

Section 4.12 Short Selling. Such Purchaser represents that it has not entered into any Short Sales of the Common Units owned by it since the time it first began discussions with the Partnership or the Placement Agent about the transactions contemplated by this Agreement; provided, however, subject to such Purchaser’s compliance with its obligations under the U.S. federal securities laws and its internal policies, the above shall not apply, in the case of a Purchaser that is a large multi-unit investment or commercial banking organization, to activities in the normal course of trading units of such Purchaser; provided, further, that subject to such Purchaser’s compliance with its obligations under the U.S. federal securities laws and its internal policies: (a) such Purchaser, for purposes hereof, shall not be deemed to include any employees, subsidiaries or Affiliates that are effectively walled off by appropriate “Chinese Wall” information barriers approved by such Purchaser’s legal or compliance department (and thus have not been privy to any information concerning this transaction) (a “Walled Off Person”) and (b) the foregoing representations in this paragraph shall not apply to any transaction by or on behalf of such Purchaser that was effected by a Walled Off Person in the ordinary course of trading without the advice or participation of such Purchaser or receipt of confidential or other information regarding this transaction provided by such Purchaser to such entity.

ARTICLE V

COVENANTS

Section 5.1 Taking of Necessary Action. Each of the parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Partnership and each Purchaser shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the other parties, as the case may be, advisable for the consummation of the transactions contemplated by the Operative Documents. The Partnership shall promptly and accurately respond, and shall use its commercially reasonable efforts to cause its transfer agent to respond, to reasonable requests for information (which is otherwise not publicly available) made by a Purchaser or its auditors relating to the actual holdings of such Purchaser or its accounts; provided, that the Partnership shall not be obligated to provide any such information that could reasonably result in a violation of applicable Law or conflict with the Partnership’s insider trading policy or a confidentiality obligation of the Partnership. The Partnership shall use its commercially reasonable efforts to cause its transfer agent to reasonably cooperate with each Purchaser to ensure that the Purchased Units are validly and effectively issued to such Purchaser and that such Purchaser’s ownership of the Purchased Units following the Closing is accurately reflected on the appropriate books and records of the Partnership’s transfer agent. The Partnership shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the Acquisition and other transactions contemplated by the Contribution Agreement. The Partnership shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated by the ETE Purchase Agreement.

Section 5.2 Other Actions. The Partnership shall file prior to the Closing a supplemental listing application with the NYSE to list the Purchased Units.

Section 5.3 Expenses and Purchase Price Adjustment.

(a) The Partnership shall pay up to $75,000 of legal fees of Baker Botts L.L.P., counsel to the Purchasers, incurred in connection with the negotiation, execution, delivery and performance of this Agreement and Registration Rights Agreement and the transactions contemplated hereby and thereby, provided that any request for such payment is accompanied by a satisfactory written invoice for such expenses. If any action at law or equity is necessary to enforce or interpret the terms of any Operative Document, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled. Any legal fees of Baker Botts L.L.P. in excess of $75,000 shall be paid pro rata by all the Purchasers in proportion to the number of Purchased Units purchased by each.

(b) The Common Unit Price payable by each Purchaser pursuant to Section 2.1(b) shall be adjusted by decreasing such Common Unit Price by the Purchase Price Adjustment. For federal income tax purposes, the Purchase Price Adjustment is, and will be treated by the parties as, an adjustment to the Purchase Price paid by the Purchasers for the Purchased Units.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by the Partnership. The Partnership agrees to indemnify each Purchaser and its Representatives (collectively, the “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Partnership contained herein, provided that such claim for indemnification relating to a breach of the representations or warranties is made prior to the expiration of the survival period for such representations or warranties; and provided, further, that no Purchaser Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages. Notwithstanding anything to the contrary, consequential damages shall not be deemed to include diminution in value of the Purchased Units, which is specifically included in damages covered by Purchaser Related Parties’ indemnification above.

Section 6.2 Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Partnership, the General Partner and their respective Representatives (collectively, “Partnership Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein, provided that such claim for indemnification relating to a breach of the representations and warranties is made prior to the expiration of such representations and warranties; and provided, further, that no Partnership Related Parties shall be entitled to recover special, consequential (including lost profits or diminution in value) or punitive damages.

Section 6.3 Indemnification Procedure. Promptly after receipt by an indemnified party under this Article VI of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Article VI, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under Sections 6.1 or 6.2 of this Article VI except to the extent it has been materially prejudiced (through the forfeiture of substantive rights and defenses) by such failure and, provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Article VI. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Article VI for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the indemnified party shall have the right to employ counsel to represent jointly the indemnified party and those other indemnified parties and their respective directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought under this Article VI if (i) the indemnified party and the indemnifying party shall have so mutually agreed; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party and its directors, officers, employees and controlling persons shall have reasonably concluded that there may be legal defenses available to them that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnified parties or their respective directors, officers, employees or controlling persons, on the one hand, and the indemnifying party, on the other hand, and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in any such event the fees and expenses of such separate counsel shall be paid by the indemnifying party. No indemnifying party shall (x) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party, or (y) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Sections 6.1 and 6.2 hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request or disputed in good faith the indemnified party’s entitlement to such reimbursement prior to the date of such settlement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Certain Special Allocations of Book and Taxable Income. The initial Capital Account balance attributable to a Purchased Unit shall equal the Common Unit Price (as adjusted by the Purchase Price Adjustment). To the extent that the initial Capital Account balance attributable to a Purchased Unit differs from the Per Unit Capital Amount as of the Closing Date for a then Outstanding Common Unit after taking into account the issuance of the Purchased Units, the General Partner intends to specially allocate Partnership items of book and taxable income, gain, loss or deduction to the Purchasers so that the Per Unit Capital Amount with respect to their Purchased Units is equal to the Per Unit Capital Amount with respect to other Common Units (and thus to assure fungibility of all Common Units). Such special allocation will occur upon the earlier to occur of any taxable period of the Partnership ending upon, or after, (i) an event described in Section 5.5(d) of the Partnership Agreement or a sale of all or substantially all of the assets of the Partnership occurring after the date of the issuance of the Purchased Units or (ii) the transfer of Purchased Units to a Person that is not an Affiliate of the Purchaser, in which case, such allocation shall be made only with respect to the Purchased Units so transferred. To the maximum extent permissible under the Partnership Agreement or under applicable law, a special allocation resulting from clause (i) will be made through allocations of Unrealized Gain.

Section 7.2 Interpretation and Survival of Provisions. Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under the Operative Documents, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by any Purchaser, such action shall be in such Purchaser’s sole discretion unless otherwise specified in this Agreement. If any provision in the Operative Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Operative Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Operative Documents, and the remaining provisions shall remain in full force and effect. The Operative Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 7.3 Survival of Provisions. The representations and warranties set forth in Sections 3.5, 3.6, 3.13, 3.14, 3.15, 3.16, 3.17, 3.18, 3.20, 3.21, 3.22, 3.43, 3.44 and 3.49 shall survive indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve months following the Closing Date regardless of any investigation made by or on behalf of the Partnership or any Purchaser. The covenants made in this Agreement shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of the Partnership and the Purchasers pursuant to this Agreement and the provisions of Article VI shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the parties, regardless of any purported general termination of this Agreement.

Section 7.4 No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Operative Document shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Partnership from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances.

Section 7.5 Binding Effect; Assignment.

(a) Binding Effect. This Agreement shall be binding upon the Partnership, the Purchasers, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b) Assignment of Rights. Each Purchaser may assign all or any portion of its rights and obligations under this Agreement without the consent of the Partnership to any Affiliate of such Purchaser. Except as expressly permitted by this Section 7.5(b), such rights and obligations may not otherwise be transferred except with the prior written consent of the Partnership (which consent shall not be unreasonably withheld), in which case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.

Section 7.6 Confidentiality. Notwithstanding anything herein to the contrary, to the extent that any Purchaser has executed or is otherwise bound by a confidentiality agreement in favor of the Partnership, such Purchaser shall continue to be bound by such confidentiality agreement in accordance with the terms thereof.

Section 7.7 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a) If to any Purchaser, to the respective address listed on Schedule A to the Registration Rights Agreement; and

(b) If to the Partnership:

Sunoco LP

c/o Sunoco GP LLC

3801 West Chester Pike

Newtown Square, PA 19073

Attention: Associate General Counsel

with a copy to:

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, Texas 77002

Attention: William N. Finnegan IV

                 Debbie P. Yee

Facsimile: (713) 546-5401

or to such other address as the Partnership or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time of transmittal, if sent via electronic mail; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.8 Removal of Legend. The Partnership, at its sole cost, shall remove the legend described in Section 4.9 (or instruct its transfer agent to so remove such legend) from the certificates evidencing Purchased Units issued and sold to each Purchaser pursuant to this Agreement if (A) such Purchased Units are sold pursuant to an effective registration statement under the Securities Act, (B) such Purchased Units are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Partnership), or (C) such Purchased Units are eligible for sale under Rule 144, without the requirement for the Partnership to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner of sale restrictions. In connection with a sale of the Purchased Units by a Purchaser in reliance on Rule 144, the applicable Purchaser or its broker shall deliver to the transfer agent and the Partnership a customary broker representation letter providing to the transfer agent and the Partnership any information the Partnership deems reasonably necessary to determine that the sale of the Purchased Units is made in compliance with Rule 144, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of the Partnership and regarding the length of time the Purchased Units have been held. Upon receipt of such representation letter, the Partnership shall promptly direct its transfer agent to remove the legend referred to in Section 4.9 from the appropriate book-entry accounts maintained by the transfer agent, and the Partnership shall bear all costs associated therewith. After any Purchaser or its permitted assigns have held the Purchased Units for such time as non-Affiliates are permitted to sell without volume limitations under Rule 144, if the certificate for such Purchased Units still bears the restrictive legend referred to in Section 4.9, the Partnership agrees, upon request of the Purchaser or permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.9 from the Purchased Units, and the Partnership shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to the Partnership any information the Partnership deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that the holder is not an Affiliate of the Partnership (and a covenant to inform the Partnership if it should thereafter become an Affiliate and to consent to exchange its certificates for certificates bearing an appropriate restrictive legend) and regarding the length of time the Purchased Units have been held.

Section 7.9 Entire Agreement. This Agreement, the other Operative Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or the other Operative Documents with respect to the rights granted by the Partnership or any of its Affiliates or any Purchaser or any of its Affiliates set forth herein or therein. This Agreement, the other Operative Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles (other than Section 5-1401 of the General Obligations Law).

Section 7.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 7.12 Termination.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by any Purchaser (with respect to such Purchaser only), upon a breach in any material respect by the Partnership of any covenant or agreement set forth in this Agreement.

(b) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing:

(i) if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; or

(ii) if the Closing shall not have occurred by December 31, 2015.

(c) In the event of the termination of this Agreement as provided in this Section 7.12, this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Article VI of this Agreement.

Section 7.13 Recapitalization, Exchanges, Etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Common Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement and prior to the Closing.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

SUNOCO LP

By:	Sunoco GP LLC,
its General Partner

By:	/s/ Robert W. Owens
Name:	Robert W. Owens
Title:	President and Chief Executive Officer

Signature Page to Common Unit Purchase Agreement

ADVISORY RESEARCH MLP & ENERGY INCOME FUND

By:	/s/ Quinn T. Kiley
	Name:	Quinn T. Kiley
	Title:	Senior Portfolio Manager

ADVISORY RESEARCH MLP & ENERGY INFRASTRUCTURE FUND

By:	/s/ Quinn T. Kiley
	Name:	Quinn T. Kiley
	Title:	Senior Portfolio Manager

FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND

By:	/s/ Quinn T. Kiley
	Name:	Quinn T. Kiley
	Title:	Senior Portfolio Manager

NUVEEN ALL CAP ENERGY MLP OPPORTUNITIES FUND

By:	/s/ Quinn T. Kiley
	Name:	Quinn T. Kiley
	Title:	Senior Portfolio Manager

NUVEEN ENERGY MLP TOTAL RETURN FUND

By:	/s/ Quinn T. Kiley
	Name:	Quinn T. Kiley
	Title:	Senior Portfolio Manager

Signature Page to Common Unit Purchase Agreement

TEACHER’S RETIREMENT SYSTEM OF OKLAHOMA

By:	/s/ Quinn T. Kiley
	Name:	Quinn T. Kiley
	Title:	Senior Portfolio Manager

Signature Page to Common Unit Purchase Agreement

OPPENHEIMER STEELPATH MLP SELECT 40 FUND

By:	/s/ Robert Coble
	Name:	Robert Coble
	Title:	Vice President

Signature Page to Common Unit Purchase Agreement

OPPENHEIMER STEELPATH MLP INCOME FUND

By:	/s/ Robert Coble
	Name:	Robert Coble
	Title:	Vice President

Signature Page to Common Unit Purchase Agreement

KAYNE ANDERSON MLP INVESTMENT COMPANY

By: KA Fund Advisors, LLC, as Manager

By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	Managing Director

KAYNE ANDERSON ENERGY TOTAL RETURN FUND, INC.

By: KA Fund Advisors, LLC, as Manager

By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	Managing Director

KAYNE ANDERSON MIDSTREAM/ENERGY FUND, INC.

By: KA Fund Advisors, LLC, as Manager

By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	Managing Director

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY

By: KA Fund Advisors, LLC, as Manager

By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	Managing Director

Signature Page to Common Unit Purchase Agreement

KAYNE ANDERSON MLP FUND, L.P.

By:	Kayne Anderson Capital Advisors, L.P.,
as its General Partner

By:	/s/ Michael O’Neil
Michael O’Neil
Chief Compliance Officer

KAYNE ANDERSON MIDSTREAM INSTITUTIONAL FUND, L.P.

By:	Kayne Anderson Capital Advisors, L.P.,
as its General Partner

By:	/s/ Michael O’Neil
Michael O’Neil
Chief Compliance Officer

Signature Page to Common Unit Purchase Agreement

NATIONWIDE MUTUAL INSURANCE COMPANY

By:	KA Fund Advisors, LLC, as Manager

By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	Managing Director

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	KA Fund Advisors, LLC, as Manager

By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	Managing Director

KA FIRST RESERVE, LLC

By:	KA Fund Advisors, LLC, as Manager

By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	Managing Director

Signature Page to Common Unit Purchase Agreement

CITIBANK, N.A.

By:	/s/ Tim Collins
	Name:	Tim Collins
	Title:	Managing Director

Signature Page to Common Unit Purchase Agreement

GOLDMAN SACHS ENERGY MLP ENERGY INFRASTRUCTURE FUND

By: Goldman Sachs Asset Management, L.P., its Investment Adviser

By:	/s/ Kyri Loupis
	Name:	Kyri Loupis
	Title:	Managing Director

Signature Page to Common Unit Purchase Agreement

GOLDMAN SACHS MLP ENERGY RENAISSANCE FUND

By: Goldman Sachs Asset Management, L.P., its Investment Adviser

By:	/s/ Kyri Loupis
	Name:	Kyri Loupis
	Title:	Managing Director

Signature Page to Common Unit Purchase Agreement

GOLDMAN SACHS MLP INCOME OPPORTUNITIES FUND

By: Goldman Sachs Asset Management, L.P., its Investment Adviser

By:	/s/ Kyri Loupis
	Name:	Kyri Loupis
	Title:	Managing Director

Signature Page to Common Unit Purchase Agreement

ZP ENERGY FUND, L.P.

By: ZP ENERGY GP, LLC, its general partner

By:	/s/ Stuart J. Zimmer
	Name:	Stuart J. Zimmer
	Title:	Managing Member

Signature Page to Common Unit Purchase Agreement

KENDALL PARTNERS, LLC

By:	/s/ Lawrence M. Noe
	Name:	Lawrence M. Noe
	Title:	Vice President

Signature Page to Common Unit Purchase Agreement

Schedule A – List of Purchasers and Commitment Amounts

Purchaser	Purchased Units	Commitment Amount
Oppenheimer Steelpath MLP Select 40 Fund	1,315,790	$37,500,015.00
Oppenheimer Steelpath MLP Income Fund	1,315,789	37,499,986.50
Goldman Sachs MLP Energy Infrastructure Fund	1,400,441	39,912,568.50
Goldman Sachs MLP Energy Renaissance Fund	1,613,619	45,988,141.50
Goldman Sachs MLP Income Opportunities Fund	1,196,466	34,099,281.00
Kendall Partners, LLC	2,649,123	75,500,006.00
ZP Energy Fund, L.P.	364,912	10,399,992.00
Citibank, N.A.	3,439,182	98,016,687.00
Citigroup Global Markets Inc.	3,213,450	91,583,325.00
Advisory Research MLP & Energy Income Fund	458,273	13,060,780.50
Advisory Research MLP & Energy Infrastructure Fund	185,087	5,274,979.50
Fiduciary/Claymore MLP Opportunity Fund	254,793	7,261,600.50
Nuveen All Cap Energy MLP Opportunities Fund	316,441	9,018,568.50
Nuveen Energy MLP Total Return Fund	232,362	6,622,317.00
Teachers’ Retirement System of Oklahoma	307,429	8,761,726.50
Kayne Anderson MLP Investment Company	877,193	25,000,000.50
Kayne Anderson Energy Total Return Fund, Inc.	87,719	2,499,991.50
Kayne Anderson Midstream/Energy Fund, Inc.	87,719	2,499,991.50
Kayne Anderson Energy Development Company	350,877	9,999,994.50
KA First Reserve, LLC	877,193	25,000,000.50
Nationwide Mutual Insurance Company	350,877	9,999,994.50
Massachusetts Mutual Life Insurance Company	175,439	5,000,011.50
Kayne Anderson MLP Fund L.P.	175,439	5,000,011.50
Kayne Anderson Midstream Institutional Fund, L.P.	175,439	5,000,011.50
MTP Energy Master Fund Ltd	2,631,579	$75,000,001.50

Total	24,052,631	$685,499,983.50

Schedule A to Common Unit Purchase Agreement

Schedule B – Subsidiaries of the Partnership

•	Sunoco Finance Corp., a Delaware corporation

•	Sunoco, LLC, a Delaware limited liability company

•	Susser Petroleum Property Company LLC, a Delaware limited liability company

•	Sunoco Energy Services LLC, a Texas limited liability company

•	Mid-Atlantic Convenience Stores, LLC, a Delaware limited liability company

•	Southside Oil, LLC, a Virginia limited liability company

•	MACS Retail LLC, a Virginia limited liability company

•	Aloha Petroleum, Ltd., a Hawaii corporation

•	Aloha Petroleum LLC, a Delaware limited liability company

•	Susser Petroleum Operating Company LLC, a Delaware limited liability company

•	Susser Holdings Corporation, a Delaware corporation

•	Stripes Holdings LLC, a Delaware limited liability company

•	Susser Holdings, L.L.C., a Delaware limited liability company

•	APT Management Company, LLC, a Texas limited liability company

•	Susser Finance Corporation, a Delaware corporation

•	Stripes LLC, a Texas limited liability company

•	Applied Petroleum Technologies, Ltd., a Texas limited partnership

•	Susser Company, Ltd., a Texas limited partnership

•	Stripes Acquisition LLC, a Texas limited liability company

•	Susser Petroleum Company LLC, a Texas limited liability company

•	SSP BevCo II LLC, a Texas limited liability company

•	Corpus Christi Reimco, LLC, a Texas limited liability company

•	C&G Investments, LLC, a Delaware limited liability company

Schedule B to Common Unit Purchase Agreement

•	Susser Financial Services LLC, a Delaware limited liability company

•	Stripes No. 1009 LLC, a Texas limited liability company

•	TCFS Holdings, Inc., a Texas corporation

•	GoPetro Transport LLC, a Texas limited liability company

•	SSP BevCo I LLC, a Texas limited liability company

•	Town & Country Food Stores, Inc., a Texas corporation

•	SSP Beverage, LLC, a Texas limited liability company

•	TND Beverage, LLC, a Texas limited liability company

•	Quick Stuff of Texas, Inc., a Texas corporation

Schedule B to Common Unit Purchase Agreement

Schedule C – List of Jurisdictions of Organization and Foreign Qualification

Entity	Jurisdiction of Organization	Jurisdiction(s) of Foreign Qualification
Sunoco LP	Delaware	Texas
Sunoco GP LLC	Delaware	Texas
Sunoco Finance Corp.	Delaware	None
Sunoco, LLC	Delaware	Alabama	Maryland	Oklahoma
		Arizona	Massachusetts	Oregon
		Arkansas	Michigan	Pennsylvania
		California	Minnesota	Rhode Island
		Colorado	Mississippi	South Carolina
		Connecticut	Missouri	South Dakota
		Florida	Montana	Tennessee
		Georgia	Nebraska	Texas
		Idaho	Nevada	Utah
		Illinois	New Hampshire	Vermont
		Indiana	New Jersey	Virginia
		Iowa	New Mexico	Washington
		Kansas	New York	Washington, D.C.
		Kentucky	North Carolina	West Virginia
		Louisiana	North Dakota	Wisconsin
		Maine	Ohio	Wyoming
Susser Petroleum Operating Company LLC	Delaware		Arkansas Hawaii Kansas Louisiana New Mexico Oklahoma Texas
Susser Petroleum Property Company LLC	Delaware		Texas
Sunoco Energy Services LLC	Texas		Arkansas New Mexico Kansas Oklahoma
Mid-Atlantic Convenience Stores, LLC	Delaware		Maryland Virginia
Southside Oil, LLC	Virginia	Delaware Connecticut	Maryland New Jersey	Tennessee West Virginia
		Georgia	New York	Vermont
		Kentucky	Pennsylvania

Schedule C to Common Unit Purchase Agreement

MACS Retail LLC	Virginia	Georgia Tennessee New York
Aloha Petroleum, Ltd.	Hawaii
Aloha Petroleum LLC	Delaware	Hawaii
Susser Holdings Corporation	Delaware	Texas
Stripes Holdings LLC	Delaware
Susser Holdings, L.L.C.	Delaware
APT Management Company, LLC	Texas	Oklahoma
Susser Finance Corporation	Delaware
Stripes LLC	Texas	Oklahoma New Mexico
Applied Petroleum Technologies, Ltd.	Texas
Susser Company, Ltd.	Texas
Stripes Acquisition LLC	Texas
Susser Petroleum Company LLC	Texas	Louisiana New Mexico Oklahoma
SSP BevCo II LLC	Texas
Corpus Christi Reimco, LLC	Texas
C&G Investments, LLC	Delaware
Susser Financial Services LLC	Texas
Stripes No. 1009 LLC	Texas
TCFS Holdings, Inc.	Texas
GoPetro Transport LLC	Texas
SSP Bevco I LLC	Texas
Town & Country Food Stores, Inc.	Texas
SSP Beverage, LLC	Texas
TND Beverage, LLC	Texas
Quick Stuff of Texas, Inc.	Texas

Schedule C to Common Unit Purchase Agreement

Schedule D – Subsidiaries of Susser Holdings Corporation

•	Stripes Holdings LLC, a Delaware limited liability company

•	Susser Holdings, L.L.C., a Delaware limited liability company

•	APT Management Company, LLC, a Texas limited liability company

•	Susser Finance Corporation, a Delaware corporation

•	Stripes LLC, a Texas limited liability company

•	Applied Petroleum Technologies, Ltd., a Texas limited partnership

•	Susser Company, Ltd., a Texas limited partnership

•	Stripes Acquisition LLC, a Texas limited liability company

•	Susser Petroleum Company LLC, a Texas limited liability company

•	SSP BevCo II LLC, a Texas limited liability company

•	Corpus Christi Reimco, LLC, a Texas limited liability company

•	C&G Investments, LLC, a Delaware limited liability company

•	Susser Financial Services LLC, a Delaware limited liability company

•	Stripes No. 1009 LLC, a Texas limited liability company

•	TCFS Holdings, Inc., a Texas corporation

•	GoPetro Transport LLC, a Texas limited liability company

•	SSP BevCo I LLC, a Texas limited liability company

•	Town & Country Food Stores, Inc., a Texas corporation

•	SSP Beverage, LLC, a Texas limited liability company

•	TND Beverage, LLC, a Texas limited liability company

•	Quick Stuff of Texas, Inc., a Texas corporation

Schedule D to Common Unit Purchase Agreement